Exhibit 10.1
Upstart Holdings, Inc.
2020 Equity Incentive Plan
NOTICE OF RESTRICTED STOCK UNIT AWARD AND
RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms that are not defined in this Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Award and all other exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Upstart Holdings, Inc. 2020 Equity Incentive Plan (the “Plan”).

The Participant has been granted this Restricted Stock Unit (“RSU”) award according to the terms below and subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant Paul Gu
Participant I.D.
Grant Number
Grant Date February 20, 2022
Maximum Number of RSUs Granted 687,500

Vesting Schedule:

The RSUs will vest (if at all) based upon the achievement of the service-based and performance-based condition set forth in Schedule 1 and the other provisions of this Agreement. The actual number of RSUs that vest, if any, may be lower than the Maximum Number of RSUs Granted set forth above depending on the extent to which the vesting criteria are satisfied.

The Participant will receive a benefit with respect to an RSU only if it vests (the date on which an RSU vests, the “Vesting Date”).

The RSUs will terminate pursuant to Sections 3 and 4 of Schedule 1 if they fail to vest on or prior to the events specified in Schedule 1.

The Participant’s signature below (or Participant’s electronic signature or other electronic acknowledgement or acceptance of this Agreement or Award) indicates that:

a.He agrees that this Restricted Stock Unit award is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.

a.He understands that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding his participation in the Plan or his acquisition or sale of Shares.

a.He has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to signing this Agreement, and fully understands all provisions of the Plan and Agreement. He will consult with his own personal tax, legal, and financial advisors before taking any action related to the Plan.

a.He has read and agrees to each provision of Section 9 of this Agreement.

a.He will notify the Company of any change to the contact address below.

b.He acknowledges and agrees that unless otherwise required to comply with Applicable Laws, these RSUs will be subject to recoupment under any clawback policy that the Company adopts pursuant to Section 16(d) of the Plan.

PARTICIPANT

__________________________________

Signature

Address: ___________________________

___________________________

SCHEDULE 1

PERFORMANCE MATRIX

Capitalized terms used in this Schedule 1 will have the meanings prescribed to them under the Plan or the Agreement, as applicable, unless otherwise defined herein.

SECTION 1. RSU VESTING SCHEDULE

(a)    Subject to the limits in paragraph (c), the actual number of RSUs subject to this Award that will vest will be determined as shown in paragraph (b) based upon the achievement of Company Stock Price Targets (the “Performance-Based Condition”) on Achievement Measurement Dates, provided that Participant also meets the Service-Based Condition on such Achievement Measurement Date. For purposes of clarity, if Participant satisfies the Service-Based Condition on an applicable Achievement Measurement Date but fails to satisfy the Service-Based Condition before the applicable vested RSUs are settled pursuant to Section 2 of the Agreement, such vested RSUs will still be settled pursuant to Section 2 of the Agreement.

(b)    To satisfy the Performance-Based Condition for a Tranche, the Company Stock Price must equal or exceed the Company Stock Price Target on an Achievement Measurement Date. To the extent that at least one Tranche has been achieved, the number of RSUs eligible to vest will be based on linear interpolation between Company Stock Price Targets. Subject to the limitations in paragraph (c), the number of RSUs eligible to vest on an Achievement Measurement Date will equal the Cumulative RSUs Possible based on the highest Company Stock Price Target achieved on such Achievement Measurement Date, less all RSUs that vested on previous Achievement Measurement Dates.

Tranche	Company Stock Price Target*	Number of RSUs*	Cumulative RSUs Possible*
1	$ 166	29,399	29,399
2	$ 190	29,399	58,798
3	$ 218	29,399	88,197
4	$ 248	29,399	117,596
5	$ 282	29,399	146,995
6	$ 347	135,127	282,122
7	$ 421	135,126	417,248
8	$ 509	135,126	552,374
9	$ 616	135,126	687,500

* The Company Stock Price Targets and Number of RSUs each will be adjusted to reflect any transaction described in Section 13(a) of the Plan. The Board of Directors, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, will make the determination of any such adjustments required in connection with any such event.

(c)    On the First Achievement Measurement Date, up to 275,000 RSUs may be earned and vest. On the Second Achievement Measurement Date, up to 550,000 RSUs (less any that were earned on the First Achievement Measurement Date) may be earned and vest. On the Third Achievement Measurement Date, up to the Maximum Number of RSUs granted (less any that were earned on the First and Second Achievement Measurement Dates) may be earned and vest.

SECTION 2. DEFINITIONS

(a)    “Achievement Measurement Date” means each of the following:
(i)    “First Achievement Measurement Date” means January 1, 2027.
(ii)    “Second Achievement Measurement Date” means January 1, 2028.
(iii)    “Third Achievement Measurement Date” means January 1, 2029.
(iv)    “Special Achievement Measurement Date” as defined in Section 4.

(b)    “Cause” means: (i) any material breach by Participant of any material written agreement between Participant and the Company or any Affiliate, and Participant’s failure to cure such breach to the Company’s reasonable satisfaction within 30 days after receiving written notice thereof; (ii) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of Participant’s duties and Participant’s failure to cure such condition within 30 days after receiving written notice thereof; (iv) Participant’s repeated failure to follow reasonable and lawful instructions from the Company and Participant’s failure to cure such condition within 30 days after receiving written notice thereof; (v) Participant’s conviction of, or plea of guilty or nolo contendre to, a felony, any crime involving fraud, embezzlement or any other act of moral turpitude, or any crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (vi) Participant’s intentional material damage to the Company’s business, property or reputation; (vii) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (viii) Participant’s gross misconduct.

(c)    “Company Stock Price” means the average closing price of a Share as reported on a Securities Exchange for the 60 consecutive trading days ending immediately prior to the applicable Achievement Measurement Date.

(d)    “Company Stock Price Target” means each Company Stock Price set forth in the table in Section 1 above.

(e)    “Constructive Termination” means a termination of Participant’s employment either (i) by the Company without Cause or (ii) by the Participant for Good Reason.

(f)    “Expiration Date” means the earliest to occur of: (i) the date on which all RSUs granted hereunder vest, (ii) the date Recipient ceases to satisfy the Service-Based Condition, (iii) the day after the Third Achievement Measurement Date, and (iv) the day after a Change in Control.

(g)    “Good Reason” means Participant’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Participant’s express written consent: (i) a material reduction of Participant’s duties, position or responsibilities, or the removal of Participant from such position and responsibilities, either of which results in a material diminution of Participant’s authority, duties or responsibilities, with any measurement of diminution based on Participant’s position on the Grant Date; (ii) a material reduction in Participant’s annual base compensation; provided, however, that a reduction in Participant’s annual base compensation of 10% or less in any one year will not be deemed a material reduction; (iii) a material change in the geographic location of Participant’s primary work facility or location; provided, that a relocation of less than 25 miles from Participant’s then present location or to Participant’s home as his primary work location will not be considered a material change in geographic location; or (iv) a material breach by the Company of the terms of Participant’s employment arrangement with the Company. Participant’s resignation will not be deemed to be for Good Reason unless Participant has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date the Company receives such notice, and such condition has not been cured during such period.

(h)    “Per Share Deal Price” means the aggregate value of deal consideration payable by an acquiror for one Share upon the closing of a Change in Control, as determined by the Board in its sole discretion.

(i)    “Securities Exchange” means an established national securities exchange or automated quotation system (e.g., the New York Stock Exchange, The Nasdaq Global Select Market, or The Nasdaq Global Market).

(j)    “Service-Based Condition” is satisfied as to any RSU on an Achievement Measurement Date if the Participant continuously has been a full-time employee of the Company beginning on the Grant Date and through the Achievement Measurement Date. In the event of any dispute over whether Participant has satisfied the Service-Based Condition, the Board of Directors will have sole discretion to determine whether the Participant has failed to meet the Service-Based Condition and when such failure occurred, and such determination will be binding on the Participant, the Company, and the respective successors.

(k)    “Tranche” means a number of RSUs that are eligible to vest, subject to the restrictions in Section 1(c), upon achievement of a specific Company Stock Price Target as set forth in the table in Section 1(b) above.

SECTION 3. SERVICE CONDITION AND FORFEITURE.

On the earliest to occur of: (i) the date on which all RSUs granted hereunder vest, (ii) the date Participant ceases to satisfy the Service-Based Condition, other than due an event that results in a Special Achievement Measurement Date, (iii) the day after the Third Achievement Measurement Date, and (iv) the day after a Special Achievement Measurement Date, any RSUs subject covered by this Agreement that have not vested will be forfeited immediately and returned to the Company, and Recipient will have no further rights with respect to such RSUs or the underlying Shares.

SECTION 4. SPECIAL ACHIEVEMENT MEASUREMENT DATES.

(a)    Change in Control. With respect to any RSUs that remain outstanding and unvested as of immediately prior to the consummation of a Change in Control, the following rules will apply.
(i)    The day immediately prior to such Change in Control will be considered a Special Achievement Measurement Date.

(ii)    On such Special Achievement Measurement Date, rather than applying the definition of “Company Stock Price” above, “Company Stock Price” instead will mean the Per Share Deal Price and Section 1 will be applied on such Achievement Measurement Date with all vested RSUs that have not settled being settled immediately prior to the Change in Control.

(iii)    Unless otherwise determined by the Board of Directors, any remaining RSUs that have not vested as of the consummation of a Change in Control will be forfeited immediately and Recipient will have no further rights with respect to such RSUs. For avoidance of doubt, the protections of the Company’s Executive Change in Control and Severance Policy will not apply to this Award.

(b)    Protection Events. In the event of Participant’s death, Disability, or Constructive Termination (each a “Protection Event”), the following rules will apply.

(i)    The day immediately prior to Participant’s Protection Event will be considered a Special Achievement Measurement Date.

(ii)    On such Special Achievement Measurement Date,

(1)    Section 1 will be applied, and

(2)    if the Special Achievement Measurement date is before January 1, 2028, the result of such measurement will be prorated based on (x) the number of completed quarters between January 1, 2022 and the date of the Protection Event, plus 4, and (y) compared to 28 total quarters, and

(3)    such prorated amount will be capped based on the date of the Protection Event using the following table:

Date of Protection Event	Maximum Number of RSUs
Before January 1, 2027	275,000
On or after January 1, 2027 and before January 1, 2028	550,000
On or after January 1, 2028	687,500 (no proration)

and,

(4)    any previously earned will be RSUs subtracted, with the resulting number of RSUs vesting and settling in accordance with Section 2(a) below.

(iii)    Any remaining RSUs that have not vested will be forfeited immediately and neither Participant nor Participant’s estate will have further rights with respect to such RSUs.

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

1.    Grant. The Company grants the Participant an award of RSUs as described in the Notice of Grant. If there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing these RSUs, those documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing these RSUs.

2.    Company’s Obligation to Pay.

(a)    Standard Rules. Each RSU is a right to receive a Share or, in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of one Share, on the date it vests. Until an RSU vests, the Participant has no right to payment of the Share. Before a vested RSU is paid, the RSU is an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. A vested RSU will be paid to the Participant (or in the event of his death, to his estate or such other person as specified in Section 6 below) in whole Shares or cash. Subject to the provisions of Section 4(b) and notwithstanding anything in the Plan to the contrary, each vested RSU that has met all requirements for settlement under this Agreement (including with respect to RSUs that the Administrator determines will be settled in cash) will be settled no later than the applicable Settlement Deadline. “Settlement Deadline” with respect to a particular vested RSU means as soon as practicable after vesting (but no later than sixty (60) days following the vesting date (or, if earlier, no later than March 15 of the calendar year following the calendar year in which occurs the first date on which the applicable RSU is no longer subject to a substantial risk of forfeiture for purposes of Section 409A)). If any RSU has not met all the requirements for settlement under this Agreement in a manner that would allow it to be settled by the applicable Settlement Deadline, such RSU will be forfeited as of immediately following the applicable Settlement Deadline. Other than as set forth in Section 2(b), Participant will not be permitted, directly or indirectly, to specify the taxable year or date of settlement of any RSUs under this Agreement. For the avoidance of doubt, there may be multiple Settlement Deadlines, with each such Settlement Deadline corresponding to a particular RSU.

(b)    Deferred Compensation Election. To the extent permitted by the Administrator, Participant may be allowed to elect to have vested RSUs settled on a date in the future with all provisions of such election and settlement designed to comply with the provisions of Section 409A so that no additional tax is imposed under Section 409A.

3.    Vesting. These RSUs will vest only under the Vesting Schedule in the Notice of Grant or Section 4 of this Agreement. RSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless the Participant continues to be a Service Provider until the time such vesting is scheduled to occur.

4.    Acceleration; Amendment.

(a)    Discretionary Acceleration or Amendment. The Administrator may, pursuant to its authority under, and in accordance with, Section 4(b)(v), Section 4(b)(ix), Section

4(b)(xiv) and Section 9(c) of the Plan, in its discretion, unilaterally (x) accelerate, in whole or in part, the vesting of these RSUs, (y) waive or decrease some or all of the requirements required for vesting of unvested RSUs at any time, or (z) waive or decrease some or all of the requirements for settlement of RSUs at any time, in each case, subject to the terms of the Plan but without the need for Participant consent in any instance, and subject to Section 13(j) of this Agreement; provided, however, that no such acceleration, waiver or decrease shall occur or be effective unless such modification would result in this RSU award remaining exempt or excepted from the requirements of Code Section 409A pursuant to the “short-term deferral” exception or another exception or exemption under Code Section 409A, or otherwise complying with Code Section 409A, in each case such that none of this Agreement, the RSUs provided under this Agreement, or Shares issuable hereunder will be subject to the additional tax imposed under Code Section 409A. If so modified, the vesting date with respect to the applicable RSUs will be deemed for all purposes of this Agreement to be the date specified by the Administrator (provided, that, for purposes of determining the applicable settlement deadline under Section 1 of this Agreement with respect to such RSUs, the vesting date will be deemed to be no later than the first date on which the RSUs are no longer subject to a substantial risk of forfeiture for purposes of Code Section 409A). The settlement of RSUs through Shares pursuant to this Section 4(a) shall in all cases be no later than the applicable settlement deadline as set forth in Section 1 of this Agreement and at a time or in a manner that is exempt from, or complies with, Code Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Agreement only by direct and specific reference to such sentence.

(b)    Other than as set forth in Section 2(b), the Company’s intent is that this RSU award be exempt or excepted from the requirements of Code Section 409A. However, in an abundance of caution, the Company is including in this subsection, certain Code Section 409A rules that only apply if these RSUs are not exempt or excepted, and then only in certain circumstances. Specifically, Code Section 409A contains rules that must apply to these RSUs if (a) they are not exempt or excepted from Code Section 409A, (b) the Company has any stock that is publicly traded on an established securities market or otherwise at the time Participant’s service terminates, (c) Participant receives acceleration of vesting of these RSUs in connection with a termination of service, and (d) at the time of such termination, Participant is considered a “specified employee” under the Code Section 409A rules. Should these rules ever become applicable to Participant’s RSUs, then notwithstanding anything in the Plan, this Agreement or any other agreement (whether entered into before, on or after the Grant Date) to the contrary, if the vesting of these RSUs is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Code Section 409A at the time of such termination as a Service Provider and (y) the settlement of such accelerated RSUs will result in the imposition of additional tax under Code Section 409A if such settlement is on or within the six (6) month period following Participant’s termination as a Service Provider, then the settlement of such accelerated RSUs will not occur until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his termination as a Service Provider, in which case, the Shares subject to these RSUs will be settled and issued to the Participant’s administrator or executor of his estate as soon as practicable following his death (subject to Section 6).

5.    Reserved.

6.    Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if he is then deceased, be made to the administrator or executor of his estate or, if the Administrator permits, his designated beneficiary, unless otherwise required to comply with Applicable Laws. Any such transferee must furnish the Company with (a) written notice of his status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

7.    Tax Obligations.

(a)    Tax Withholding.

(i)    No Shares will be issued to the Participant until he makes satisfactory arrangements (as determined by the Administrator) for the payment of Tax Withholdings. If the Participant is a non-U.S. employee, the method of payment of Tax Withholdings may be restricted by any Appendix (as defined below). If the Participant fails to make satisfactory arrangements for the payment of any Tax Withholdings under this Agreement when any of these RSUs otherwise are supposed to vest or Tax Withholdings related to RSUs otherwise are due, he will permanently forfeit the applicable RSUs and any right to receive Shares under such RSUs, and such RSUs will be returned to the Company at no cost to the Company, to the extent permitted by Applicable Laws.

(ii)    The Company has the right (but not the obligation) to satisfy any Tax Withholdings by withholding from proceeds of a sale of Shares acquired upon payment of these RSUs arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent), and this will be the method by which such tax withholding obligations are satisfied until the Company determines otherwise, subject to Applicable Laws.

(iii)    The Company also has the right (but not the obligation) to satisfy any Tax Withholdings: (a) by reducing the number of Shares otherwise deliverable to the Participant; (b) by requiring payment by cash or check made payable to the Company and/or any Service Recipient with respect to which the withholding obligation arises; (c) by deduction of such amount from salary, wages or other compensation payable to the Participant; or (d) in any combination of the foregoing, or any other method determined by the Administrator to be compliance with Applicable Laws.

(iv)    The Company may withhold or account for Tax Withholdings by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax Withholdings directly to the applicable tax authority or to the Company and/or the Participant’s employer(s). If the obligation for Tax Withholdings is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax Withholdings.

(v)    Further, if the Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company or the Participant’s employer(s)or former employer(s) may withhold or account for tax in more than one jurisdiction.

(vi)    Regardless of any action of the Company or the Participant’s employer(s), the Participant acknowledges that the ultimate liability for all Tax Withholdings and any and all additional taxes related to the Award, the Shares or other amounts or property delivered under the Award and the Participant’s participation in the Plan is and remains his responsibility and may exceed the amount actually withheld by the Company or the Participant’s employer(s). The Participant further acknowledges that the Company and the Participant’s employer(s) (1) make no representations or undertakings regarding the treatment of any Tax Withholdings in connection with any aspect of these RSUs and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of these RSUs to reduce or eliminate his liability for Tax Withholdings or achieve any particular tax result.

(b)    Code Section 409A. Other than as permitted under Section 2(b), it is the intent of this Agreement that it and all issuances and benefits to U.S. taxpayers hereunder be exempt or excepted from the requirements of Code Section 409A pursuant to the “short-term deferral” exception under Code Section 409A, or otherwise be exempted or excepted from, or comply with, Code Section 409A, so that none of this Agreement, the RSUs provided under this Agreement, or Shares issuable thereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or excepted, or to so comply. Each issuance upon settlement of the RSUs under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group have any liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes that may be imposed, or other costs incurred, on Participant as a result of Code Section 409A.

8.    Rights as Stockholder. The Participant’s or any other person’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

9.    Acknowledgements and Agreements. The Participant’s signature on the Notice of Grant accepting these RSUs indicates that:

(a)    HE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED OR BEING GRANTED THESE RSUS WILL NOT RESULT IN VESTING.

(b)    HE FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH HIS RIGHT OR THE RIGHT OF THE PARTICIPANT’S EMPLOYER(S) TO TERMINATE HIS RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

(c)    The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.

(d)    The Participant agrees that the Company’s delivery of any documents related to the Plan or these RSUs (including the Plan, the Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders) to him may be made by electronic delivery, which may include but does not necessarily include the delivery of a link to a Company intranet or to the Internet site of a third party involved in administering the Plan, the delivery of the document via email, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, the Participant will be provided with a paper copy of the documents. The Participant acknowledges that he may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him by contacting the Company by telephone or in writing. The Participant may revoke his consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e‑mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he is not required to consent to electronic delivery of documents.

(e)    The Participant may deliver any documents related to the Plan or these RSUs to the Company by e-mail or any other means of electronic delivery approved by the Administrator, but he must provide the Company or any designated third party administrator with a paper copy of any documents if his attempted electronic delivery of such documents fails.

(f)    The Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive, and final. No member of the Administrator will be personally liable for any such decisions or interpretations.

(g)    The Participant agrees that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

(h)    The Participant agrees that the grant of these RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past.

(i)    The Participant agrees that any decisions regarding future Awards will be in the Company’s sole discretion.

(j)    The Participant agrees that he is voluntarily participating in the Plan.

(k)    The Participant agrees that these RSUs and any Shares acquired under these RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation.

(l)    The Participant agrees that these RSUs, any Shares acquired under these RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.

(m)    The Participant agrees that the future value of the Shares underlying these RSUs is unknown, indeterminable, and cannot be predicted with certainty.

(n)    The Participant agrees that no member of the Company Group is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of these RSUs or of any amounts due to him from the payment of these RSUs or the subsequent sale of any Shares acquired upon such payment.

(o)    Unless otherwise provided in the Plan or by the Administrator in its discretion, the RSUs and the benefits evidenced in this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

(p)    The Participant agrees that he has no claim or entitlement to compensation or damages from any forfeiture of these RSUs resulting from the termination of his status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where he is a Service Provider or the terms of his service agreement, if any).

10.    Data Privacy.

(a)    The Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of his personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, Participant’s employer(s), the Company and any member of the Company Group for the exclusive purpose of implementing, administering, and managing his participation in the Plan.

(b)    The Participant understands that the Company and Participant’s employer(s) may hold certain personal information about him, including, but not limited to, his name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in his favor, for the exclusive purpose of implementing, administering, and managing the Plan.

(c)    The Participant understands that Data will be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than his country. The Participant understands that if he resides outside the United States, he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing his participation in the Plan.

(d)    The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his participation in the Plan. The Participant understands that if he resides in certain jurisdictions outside the United States, to the extent required by Applicable Laws, he may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these RSUs, in any case without cost, by contacting in writing his local human resources representative. Further, the Participant understands that he is providing these consents on a purely voluntary basis. If the Participant does not consent or if he later seeks to revoke his consent, his engagement as a Service Provider with his employer(s) will not be adversely affected; the only consequence of refusing or withdrawing his consent is that the Company will not be able to grant him awards under the Plan or administer or maintain awards. Therefore, the Participant understands that refusing or withdrawing his consent may affect his ability to participate in the Plan (including the right to retain these RSUs). The Participant understands that he may contact his local human resources representative for more information on the consequences of his refusal to consent or withdrawal of consent.

11.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that he may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and the Participant’s country of residence, which may affect the Participant’s ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such time as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant should keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult with his personal legal advisor on this matter.

12.    Foreign Asset/Account Reporting Requirements. Depending on the Participant’s country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the RSUs, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. The Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of his participation in the Plan to his country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that he is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. The Participant further understands that he should consult the Participant’s personal tax and legal advisors, as applicable on these matters.

13.    Miscellaneous.

(a)    Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Upstart Holdings, Inc., 2950 S. Delaware Street, Suite 300, San Mateo, CA 94403, USA, and a copy of such notice must be delivered to the Company through electronic mail addressed to notice@upstart.com, until the Company designates another address in writing.

(b)    Non-Transferability of RSUs. These RSUs may not be transferred other than by will or the applicable laws of descent or distribution.

(c)    Binding Agreement. If any RSUs are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

(d)    Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any U.S. or non-U.S. federal, state or local law the tax Code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. If any such listing, registration, qualification, rule compliance, clearance, consent or approval has not been completed by the applicable Settlement Deadline with respect to a Restricted Stock Unit in a manner that would allow it to be settled by the applicable Settlement Deadline, such Restricted Stock Unit will be forfeited as of immediately following the Settlement Deadline for no consideration and at no cost to the Company. Subject to the terms of this Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of a Restricted Stock Unit as the Administrator may establish from time to time for reasons of administrative convenience and any such certificate may be in book entry form.

(e)    Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(f)    Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.

(g)    Non-U.S. Appendix. These RSUs are subject to any special terms and conditions set forth in any appendix to this Agreement for the Participant’s country (the “Appendix”). If the Participant relocates to a country included in such Appendix, the special terms and conditions for that country will apply to him to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.

(h)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing; provided, however, that no such imposition of other requirements shall occur or be effective unless such imposition would result in these RSUs remaining exempt or excepted from the requirements of Code Section 409A pursuant to the “short-term deferral” exception or another exception or exemption under Code Section 409A, or otherwise complying with Code Section 409A, in each case such that none of this Agreement, the RSUs provided under this Agreement, or Shares, cash or other property issuable hereunder will be subject to the additional tax imposed under Code Section 409A.

(i)    Choice of Law; Choice of Forum. The Plan, this Agreement, these RSUs, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant’s acceptance of these RSUs is his consent to the jurisdiction of the State of Delaware and his agreement that any such litigation will be conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where he is performing services.

(j)    Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, but subject to Section 13(h), the Administrator may, without the consent of the Participant, modify this Agreement in any of the following manners: (a) take any action permitted by Section 4 of this Agreement, including to waive or decrease, in whole or in part, some or all of the requirements required for vesting of all or a portion of the unvested RSUs; or (b) waive or decrease some or all of the requirements for settlement of RSUs. The Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with these RSUs, or to comply with other Applicable Laws.

(k)    Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by him.

(l)    Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of this Agreement. If Participant has received this Agreement, or any other document related to these RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.